EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Parent Company:
Provident Financial Holdings, Inc.

Subsidiaries:	Percentage of ownership	Jurisdiction or State of Incorporation
Provident Savings Bank, F.S.B.	100%	United States of America
Provident Financial Corp (1)	100%	California
Profed Mortgage, Inc. (1) (2)	100%	California
First Service Corporation (1) (2)	100%	California
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(1) This corporation is a wholly owned subsidiary of Provident Savings Bank, F.S.B.
(2) Currently inactive.